CONFIDENTIAL

Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

December 6, 2018

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,208,567 shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the issuance of up to the number of Registered Shares (the “Share Issuance”) that may become issuable upon the consummation of the merger (the “Merger”) of Capital Bank of New Jersey, a New Jersey chartered commercial bank (“Capital”), with and into OceanFirst Bank, National Association, a national banking association and a wholly-owned subsidiary of the Company (“OceanFirst Bank”), with OceanFirst Bank continuing as the surviving bank in the Merger and as a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2018 (the “Merger Agreement”), by and among the Company, OceanFirst Bank and Capital.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)	the Merger Agreement;

(c)	an executed copy of a certificate of Steven J. Tsimbinos, Executive Vice President, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)

a copy of the Company’s Certificate of Incorporation, as amended and in effect as of June 1, 2018 and as of the date hereof, certified by the Secretary of State of the State of Delaware on December 6, 2018, and certified pursuant to the Officer’s Certificate;

(e)	a copy of the Company’s Bylaws, as amended and in effect as of December 20, 2017 and as of the date hereof, certified pursuant to the Officer’s Certificate;

(f)	a specimen certificate representing the Common Stock;

(g)

a copy of certain resolutions of the Board of Directors of the Company, adopted on October 24, 2018, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, the filing of the Registration Statement and related matters, certified pursuant to the Officer’s Certificate; and

(h)

a copy of a certificate, dated December 5, 2018, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

OceanFirst Financial Corp.

December 6, 2018

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Registered Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Registered Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Registered Shares will be properly recorded in the books and records of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Merger is consummated in accordance with the terms of the Merger Agreement and the Registered Shares have been issued and delivered in accordance with the terms of the Merger Agreement and pursuant to the Registration Statement, the Registered Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DCI